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Exhibit (d)(2)

CT 06/086

Standard Millennium Form
CDA: Mutual Disclosure with Company
Approved May 2005

COMPANY: COMPANY CONTACT: MILLENNIUM CONTACT: EFFECTIVE DATE:	• Immuno-Designed Molecules, Inc. (IDM) • Jackie Fritz • Dan Curran • December 8, 2006

CONFIDENTIAL DISCLOSURE AGREEMENT

        THIS CONFIDENTIAL DISCLOSURE AGREEMENT (together with its Appendix, the "Agreement") made as of the date written above (the "Effective Date"), is between Millennium Pharmaceuticals, Inc., a Delaware Corporation with a principal office at 40 Landsdowne Street, Cambridge, MA 02139 (Telephone: 617-679-7000, Facsimile: 617-374-0074) (together with its affiliated companies, "Millennium") and IDM-Pharma, Inc., a Delaware corporation ("IDM"), the company named on the signature page ("Company").

1.
Background.    Millennium and Company intend to engage in communications/activities for the purpose summarized in Appendix A. In the course of these communications and activities, Millennium and Company may disclose or deliver to each other certain Confidential Information (defined below). Millennium and Company have entered into this Agreement in order to promote the confidentiality of the Confidential Information.

2.     Confidentiality.

  2.1
  "Confidential Information" means any scientific, technical, trade or business information possessed or obtained by, developed for or given to the disclosing party which is treated by the disclosing party as confidential or proprietary including, without limitation, gene sequences and loci, formulations, techniques, methodology, assay systems, formulae, procedures, tests, equipment, data, computer software (including, without limitation, object code and source code), documentation, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of the disclosing party, and any other confidential information about or belonging to the disclosing party's suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others. The parties will use commercially reasonable efforts, consistent with reasonable business practices, to (a) label or identify as "CONFIDENTIAL," at the time of disclosure or, by written notice to the other party, within thirty (30) days following such disclosure, Confidential Information which is disclosed in writing or other tangible form, and (b) reduce to writing or other tangible form and similarly label, within thirty (30) days of disclosure, Confidential Information which is disclosed verbally, provided, however, that neither party's failure to so label, identify, or reduce such disclosure to writing will excuse the other party's performance of its obligations hereunder from the time such Confidential Information is identified by the disclosing party as being confidential.

  2.2
  "Confidential Information" does not include information which (i) was known to the receiving party at the time it was disclosed, other than by previous disclosure by the disclosing party, as evidenced by the receiving party's written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the receiving party by a third party who did not derive it, directly or indirectly, from the disclosing party; or (iv) is independently developed by a receiving party without the use of the disclosing party's Confidential Information

  Confidential Information disclosed or made available to the receiving party shall not be deemed to be within any of the foregoing exceptions merely because (1) such information is embraced by more general information which has been published or otherwise made available to the general public, or (2) portions thereof have been published or otherwise made available to the general public; rather, only such specific portions as may have published or otherwise made available to the general public shall be considered within the scope of these exceptions.

  Notwithstanding that Confidential Information which the disclosing party discloses to the receiving party may fall within one or more of the foregoing exceptions, the receiving party shall not make known that the disclosing party is the source and/or uses such Confidential Information in the conduct of its business unless such information is apparent in the excepted information.

  2.3
  Maintenance of Confidentiality.    Without limiting the terms of section 2.2 above, each party agrees that it shall take all reasonable measures to protect the secrecy of, and avoid disclosure or unauthorized use of, the Confidential Information of the other party. Without limiting the foregoing, each party shall take at least those measures that it takes to protect its own Confidential Information and shall ensure that its representatives who have access to the Confidential Information of another party are obligated to comply with the terms and conditions of this Agreement. Each party acknowledges that it shall be responsible for any breach of the terms of this Agreement by it or by any of its representatives.

  Notwithstanding anything to the contrary in section 2.2 above or in this section 2.3, if the receiving party or any of its representatives is requested pursuant to, or is required by, any applicable law or regulation (including, without limitation, a court or administrative order or a rule or policy statement of any organized securities exchange, market or automated quotation system on which any party has any securities listed or quoted) to disclose any Confidential Information or any other information concerning the proposed transaction, the receiving party will provide the disclosing party with notice of such request or requirement within a reasonable amount of time after receiving such request or requirement so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement before the receiving party is obliged to disclose said information, and the receiving party shall cooperate with the disclosing party in pursuing any such course of action. In the event that such protective order or other remedy is not obtained, or if the disclosing party waives compliance with provisions of this Agreement, the receiving party will furnish only such information as the receiving party is legally required to disclose and will exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to any Confidential Information which it is required to disclose.

  2.4
  Ownership.    Millennium and Company shall at all times remain the sole owner of their respective Confidential Information.

  2.5
  Nondisclosure of Confidential Information.    Millennium and Company shall not, directly or indirectly, publish, disseminate or otherwise disclose, deliver or make available to any person outside its organization any of the other party's Confidential Information. Millennium and Company may disclose the other party's Confidential Information to persons within their respective organizations and to their respective affiliates, legal counsel, other professional advisors and collaborators who/which have a need to receive such Confidential Information in order to further the purposes of this Agreement and who/which are bound to protect the confidentiality of such Confidential Information, as set forth in Section 2.7 below.

  2.6
  Use of Confidential Information.    Millennium and Company shall use the other party's Confidential Information solely for the purpose(s) set forth in Appendix A or for such other purposes as may be approved by the other party in writing.

  2.7
  Agreements with Personnel, Affiliates and Advisors.    Millennium and Company have or shall obtain agreements with all parties who are permitted access to the other party's Confidential Information under this Agreement which impose comparable confidentiality obligations on such parties; provided that each party may rely on the professional ethical obligations of its legal counsel and other advisors to hold in confidence all Confidential Information provided by such party to its legal counsel and other advisors.

3.
Insider Trading Prohibition.    In connection with the proposed transaction, material non-public information about a publicly listed company, to which the disclosing party owes a duty of confidentiality, may be disclosed by the disclosing party to the receiving party. The receiving party acknowledges that relevant securities laws prohibit any person having material non-public information about a publicly listed company from purchasing or selling securities of that company while in possession of material non-public information and from tipping or providing others who trade in the securities of that company. If any non-public information about a publicly listed company is disclosed to the receiving party by the disclosing party, the receiving party expressly warrants to abide by all relevant securities laws. The provisions of this section shall survive termination of this agreement.

4.
No Obligation.    Nothing herein shall obligate any party to proceed with any transaction among them, and each party reserves the right, in its sole discretion, to terminate the discussions concerning the proposed transaction. No contract or agreement for any transaction involving the proposed transaction shall be deemed to exist unless and until a definitive agreement regarding the proposed transaction has been executed and delivered.

5.
No Warranty.    ALL INFORMATION IS PROVIDED "AS IS". NO PARTY MAKES ANY WARRANTY, EXPRESS, IMPLIED OR OTHERWISE, REGARDING THE ACCURACY, OR COMPLETENESS OF ANY INFORMATION. A party shall be entitled to rely solely on such representations and warranties as may be contained in a definitive agreement relating to the proposed transaction, if any, subject to the terms and conditions of any such agreement.

7.
Remedies.    The parties acknowledge and agree that there may be no adequate remedy at law for, and that irreparable harm may result from, any material breach of the provisions of this Agreement. Accordingly, in the event of such a breach by one party, the other party may be entitled to injunctive relief and to specific enforcement of the terms and provisions hereof, in addition to any other remedy to which such other party may be entitled at law or in equity. No failure or delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise that right, power or privilege or the exercise of any other right, power or privilege under this Agreement.

9.    Expiration; Termination.

  9.1
  Expiration; Return of Confidential Information.    This Agreement will expire five (5) years from the last date of disclosure of any Confidential Information. Notwithstanding the foregoing, for any disclosure of source code (including, without limitation, interpretive code) the confidentiality obligations contained herein shall continue in perpetuity. Upon expiration, or sooner upon the disclosing party's request, the receiving party shall promptly return to the disclosing party all tangible Confidential Information, except for one copy which may be retained for archival purposes.

  9.2
  Termination for Breach.    Prior to expiration, however, either party may terminate this Agreement immediately upon written notice to the other party if it determines that the other party has breached its confidentiality obligations. In this event, the party in breach shall promptly return to the other all tangible Confidential Information and its confidentiality obligations will continue for the time period stated in Section 9.1. Nothing in this Section 9.2 will be interpreted to limit either party's remedies for any breach of this Agreement by the other party.

10.
Miscellaneous.    This Agreement (a) may not be assigned or transferred by either party without the other party's prior written consent, (b) if, for any reason, any term in this Agreement is judicially declared to be invalid, illegal or unenforceable under any law or public policy, all other terms of this Agreement shall nevertheless remain in full force and effect. If any term of this Agreement is held to be excessively broad, the parties agree that such provision shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law; (c) no term or condition of this Agreement may be waived except in a writing signed by the party to be bound thereby; (d) may be signed in separate counterparts, which together shall constitute one instrument; and (e) may be executed by facsimile, which will be deemed an original.

Nothing in this Agreement shall be interpreted as a grant of any rights by a party to its intellectual property. Nothing in this Agreement shall impair either party's right to independently develop or have developed information or technology similar to that being disclosed hereunder by either party provided the foregoing is accomplished without use of any Confidential Information of the other party. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements and undertakings, both written and oral.

MILLENNIUM PHARMACEUTICALS, INC.
By	/s/ DANIEL J. CURRAN
Print Name	Daniel J. Curran
Title	Vice President, Corporate Development duly authorized
COMPANY: Immuno-Designed Molecules, Inc. (IDM)
By:	/s/ JACKIE FRITZ
Print Name	Jackie Fritz
Title	Sr. Director Administration duly authorized
Address	9 Parker, Suite 100 Irvine, CA 92618-1605
Telephone	(949) 470-6407
Facsimile	(949) 470-6439

Appendix A

Summary of Subject and Purposes of Communications

Subject:
Millennium's proprietary information concerning commercial and development activities for its oncology and inflammation programs, including, but not limited to, VELCADE®.

Company's proprietary information concerning its Junova program.

Purpose:
Possible business relationship.

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  Exhibit (d)(2)
CONFIDENTIAL DISCLOSURE AGREEMENT